TriSalus Life Sciences Reports Fourth Quarter and Year-End 2025 Results and Reaffirms 2026 Revenue Guidance
Reports $13.2 million in Revenue in the Fourth Quarter, $45.2 million for Full-Year of 2025, Representing increases of 60% and 53% , respectively, Versus the Prior Year Periods
Reaffirms 2026 Revenue Guidance of $60-62 million
Strengthened Balance Sheet with $46 Million Gross Proceeds from Recent Public Offering
Hosting Conference Call and Webcast today at 4:30pm ET
DENVER – March 5, 2026 - TriSalus Life Sciences, Inc. (Nasdaq: TLSI) (the “Company”), an oncology company integrating novel delivery technology with standard of care therapies, and its investigational immunotherapeutic to transform treatment for patients with solid tumors, today announces financial results for the quarter and year ended December 31, 2025, and provides an operational update.
“During our fourth quarter and throughout 2025, we continued to deliver strong commercial performance, supported by the growing clinical adoption of our TriNav® product suite and proprietary PEDD® platform across a broad range of solid tumor indications,” said Mary Szela, President and CEO of TriSalus. “We are pleased to have exceeded our 2025 revenue guidance of 50%, delivering 53%, reflecting strong commercial execution and sustained progress on our strategic initiatives, including expansion of the TriNav platform across multiple indications beyond the liver.”

“Looking ahead to 2026, we intend to deepen our engagement within the interventional radiology community by expanding our sales and commercial organizations, invest in foundational registry and clinical studies to further demonstrate the value of PEDD in the liver and our new applications, and continue to advance innovative PEDD product launches that enhance and differentiate our embolization toolkit. The $46 million in growth capital raised through our recent public offering, will substantially broaden and accelerate these strategic initiatives and drive support broader adoption of the PEDD platform. Based on our performance and positive outlook for 2026, we are reaffirming our revenue guidance of $60 million to $62 million. We look forward to 2026 confident in the commercial opportunities before us and energized by our long-term vision of bringing our PEDD technology to a wider range of patients and improving clinical outcomes.”
Highlights for Fourth Quarter 2025 and Recent Weeks
•Generated $13.2 million in net sales, a 60% increase year-over-year, and sequential growth of 14% over the third quarter 2025.
•Gross margin increased to 86.7% for the quarter ended December 31, 2025, as compared to 85.3% for the quarter ended December 31, 2024.
•Improved Adjusted EBITDA to a loss of $0.9 million for the quarter ended December 31, 2025, compared to a loss of $5.7 million for the quarter ended December 31, 2024.
•Delivered another strong commercial performance, with expanding use of TriNav® in liver embolization, and continued further development of new applications for new clinical settings focused on the interventional radiology call point.
•Subsequent to the fourth quarter, the Company raised $46 million in gross proceeds via a public offering to support continued growth.
•As of December 31, 2025, cash and cash equivalents totaled $20.4 million.
•Announced the appointment of veteran healthcare investor Michael Stansky to our Board of Directors in February 2026.
•Hosted Virtual KOL Event to Discuss the TriNav Infusion System for the Treatment of Uterine Fibroids November 12, 2025.
•Hosted Virtual KOL Event to Discuss the TriNav Infusion System for the Treatment of Symptomatic Thyroid Disease December 15, 2025.
•Launched the TriNav XP Infusion System. TriNav XP is engineered specifically for compatibility with larger embolic particles (beads up to and including 700 μm), is designed with a more flexible distal tip for improved trackability, is available in both 130 cm and 150 cm lengths, and is recommended for use in 1.5 mm to 3.5 mm vessels.
Full Year 2025 Financial Results
•Revenue, all from sales of the TriNav system, was $45.2 million for the year ended December 31, 2025, an increase of 53% compared to the same period in 2024. Revenue growth was driven primarily by increased TriNav unit sales within liver directed applications.

•Gross profit increased by $12.9 million for the year ended December 31, 2025, as compared to the year ended December 31, 2024, while gross margin decreased from 86.1% to 84.6% year over year. The increase in gross profit was due primarily to the increase in TriNav units sold, while the year-over-year decline in gross margin was primarily driven by lower manufacturing efficiency associated with newly launched products, which is a dynamic we expect to improve as production scales and processes mature.
•Research and Development (R&D) expenses decreased by $2.7 million or for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The decrease was primarily due to the close-out of clinical trial expenses related to nelitolimod.
•Sales and Marketing (S&M) expenses increased by $2.9 million for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The increase was primarily due to an increase in performance related compensation driven by the increase in sales during the year ended December 31, 2025 compared to prior year.
•General & Administrative (G&A) expenses increased by $3.5 million for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The increase was primarily due to the acceleration of a non-cash stock-based compensation award of approximately $1.8 million, the revision of certain patent-related expenses from research and development to general and administrative expenses of approximately $0.7 million, and professional services as a result of the timing of various filing and audit related expenses.
•Operating losses were $26.9 million, compared to operating losses of $36.2 million for the same period in the prior year. The decrease was primarily driven by the increase in revenue, highlighting strong operating leverage.
•Net loss attributable to common stockholders was $69.7 million in the year ended December 31, 2025, compared to $33.2 million for the same period in the prior year, primarily driven by the conversion of our preferred stock to common stock during the third quarter of 2025, resulting in approximately $30.5 million net loss attributable to common stockholders.
•Improved Adjusted EBITDA to a loss of $17.2 million for the year ended December 31, 2025, compared to a loss of $30.0 million for the year ended December 31, 2024.
•The basic and diluted loss per share was $1.84, compared to $1.31 for the same period in 2024. This increase was primarily due to the conversion of preferred stock to common stock.
2026 Guidance
The Company anticipates 2026 revenues in the range of $60 million to $62 million.
Conference Call
The Company will host a conference call and webcast today, March 5, 2026 at 4:30 PM eastern time to discuss its financial results for the quarter and year ended December 31, 2025. Parties interested in participating by phone should register using this online form. After registering for the webcast, dial-in details will be provided in an auto-generated e-mail containing a link to the conference phone number along with a personal pin. The event will also be webcast live on the investor relations section of TriSalus’ website. A replay will also be available on the website following the event.
About TriSalus Life Sciences
TriSalus Life Sciences® is an oncology focused medical technology company seeking to transform outcomes for patients with solid tumors by integrating its innovative delivery technology with standard-of-care therapies, and with its investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 agonist, for a range of different therapeutic and technology applications. The Company’s platform includes devices that utilize a proprietary drug delivery technology and a clinical stage investigational immunotherapy. The Company’s three FDA-cleared devices use its proprietary Pressure-Enabled Drug Delivery™ (PEDD) approach to deliver a range of therapeutics: the TriNav® Infusion System and TriNav Infusion System LV for hepatic arterial infusion of liver tumors and the Pancreatic Retrograde Venous Infusion System for pancreatic tumors. The PEDD technology is a novel delivery approach designed to address the anatomic limitations of arterial infusion for the pancreas. The PEDD approach modulates pressure and flow in a manner that delivers more therapeutic to the tumor and is designed to reduce undesired delivery to normal tissue, bringing the potential to improve patient outcomes. Nelitolimod, the Company’s investigational immunotherapeutic candidate, is designed to improve patient outcomes by treating the immunosuppressive environment created by many tumors and which can make current immunotherapies ineffective in the liver and pancreas. Patient data generated during Pressure-Enabled Regional Immuno-Oncology™ (PERIO) clinical trials support the hypothesis that nelitolimod delivered via the PEDD technology may have favorable immune effects within the liver and systemically. The target for nelitolimod, TLR9, is expressed across cancer types and the mechanical barriers addressed by the PEDD technology are commonly present as well. The Company is in the final stages of data completion for a number of phase 1 clinical trials and will begin exploring partnership opportunities for development.

Forward Looking Statements
Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the benefits and potential benefits of the Company’s PEDD drug delivery technology, TriNav® system and nelitolimod investigational immunotherapy, and the Company’s ability to execute on its strategy. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include risks associated with clinical development and regulatory approval of drug delivery and pharmaceutical product candidates, including that future clinical results may not be consistent with patient data generated during the Company’s clinical trials, the cost and timing of all development activities and clinical trials, unexpected safety and efficacy data observed during clinical studies, the risks associated with the credit facility, including the Company’s ability to remain in compliance with all its obligations thereunder to avoid an event of default, the risk that the Company will continue to raise capital through the issuance and sale of its equity securities to fund its operations, the risk that the Company will not be able to achieve the applicable revenue requirements to access additional financing under the credit facility, the risk that the Company will not become profitable on its expected timeline, if at all, the risk that the reported financial results will differ from the estimates provided in this press release, changes in expected or existing competition or market conditions, changes in the regulatory environment, unexpected litigation or other disputes, unexpected expensed costs, made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the benefits and potential benefits of the Company’s PEDD drug delivery technology, TriNav® system and nelitolimod investigational immunotherapy, and the Company’s ability to execute on its strategy. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include risks associated with clinical development and regulatory approval of drug delivery and pharmaceutical product candidates, including that future clinical results may not be consistent with patient data generated during the Company’s clinical trials, the cost and timing of all development activities and clinical trials, unexpected safety and efficacy data observed during clinical studies, the risks associated with the credit facility, including the Company’s ability to remain in compliance with all its obligations thereunder to avoid an event of default, the risk that the Company will continue to raise capital through the issuance and sale of its equity securities to fund its operations, the risk that the Company will not be able to achieve the applicable revenue requirements to access additional financing under the credit facility, the risk that the Company will not become profitable on its expected timeline, if at all, the risk that the reported financial results will differ from the estimates provided in this press release, changes in expected or existing competition or market conditions, changes in the regulatory environment, unexpected litigation or other disputes, unexpected expensed costs, and other risks described in the Company’s filings with the Securities and Exchange Commission under the heading “Risk Factors.” All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.

TriSalus Life Sciences, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$13,205	$8,261	$45,151	$29,431
Cost of goods sold	1,762	1,216	6,965	4,103
Gross profit	11,443	7,045	38,186	25,328
Operating expenses:
Research and development	2,570	2,959	14,965	17,688
Sales and marketing	7,973	7,010	28,709	25,839
General and administrative	4,171	4,656	21,458	17,966
Loss from operations	(3,271)	(7,580)	(26,946)	(36,165)
Other income (expense)
Interest income	177	57	555	404
Interest expense	(1,452)	(1,068)	(5,544)	(3,090)
Change in fair value of SEPA, warrant and revenue base redemption liabilities	11	(586)	(4,086)	(2,107)
Change in fair value of contingent earnout liability	(5,147)	(830)	(2,743)	11,231
Other expense, net	(71)	(102)	(456)	(312)
Loss before income taxes	(9,753)	(10,109)	(39,220)	(30,039)
Income tax expense	—	1	(7)	(6)
Net loss	$(9,753)	$(10,108)	$(39,227)	$(30,045)
Series A Preferred Stock conversion inducement	$—	$—	$(18,516)	$—
Deemed dividend related to Series A Preferred Stock conversion	—	—	(11,947)	—
Undeclared dividends on Series A Preferred Stock	—	(783)	—	(3,188)
Net loss attributable to common stockholders	$(9,753)	$(10,891)	$(69,690)	$(33,233)
Net loss per common share, basic and diluted	$(0.21)	$(0.40)	$(1.84)	$(1.31)
Weighted average common shares outstanding, basic and diluted	46,844,667	27,551,189	37,897,785	25,331,753

TriSalus Life Sciences, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$20,439	$8,525
Accounts receivable, net	6,558	5,087
Inventory, net	3,077	4,048
Prepaid expenses	2,170	3,009
Total current assets	32,244	20,669
Property and equipment, net	1,808	1,669
Right-of-use assets	861	1,210
Other assets	418	423
Total assets	$35,331	$23,971
Liabilities and Stockholders’ Deficit
Current liabilities
Trade payables	$3,002	$2,274
Accrued liabilities	8,096	7,355
Short-term lease liabilities	167	216
Other current liabilities	234	383
Total current liabilities	11,499	10,228
Long-term debt	33,046	22,084
Revenue base redemption liability	383	507
Long-term lease liabilities	1,228	1,329
Contingent earnout liability	10,144	7,401
Warrant and SEPA liabilities	12,892	8,316
Total liabilities	69,192	49,865
Commitments and contingencies
Stockholders’ deficit
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized at December 31, 2025 and 2024, respectively; 0 and 3,985,002 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Common stock, $0.0001 par value, 400,000,000 shares authorized at December 31, 2025 and 2024, respectively; 49,997,836 shares and 31,279,264 shares issued and outstanding at December 31, 2025 and 2024, respectively	4	3
Additional paid-in capital	296,718	253,652
Accumulated deficit	(330,583)	(279,549)
Total stockholders’ deficit	(33,861)	(25,894)
Total liabilities and stockholders’ deficit	$35,331	$23,971

TriSalus Life Sciences, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Years Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities
Net loss	$(39,227)	$(30,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	626	744
Non-cash lease expense	429	264
Change in fair value of SEPA, warrant and revenue base redemption liabilities	4,086	2,107
Change in fair value of contingent earnout liability	2,743	(11,231)
Paid-in-kind interest	800	604
Stock-based compensation expense	9,131	5,441
Allowance for credit losses	163	187
Loss on disposal of property and equipment	120	23
Amortization of debt issuance costs	1,049	612
Changes in operating assets and liabilities:
Accounts receivable	(1,634)	(1,719)
Inventory, net	971	(1,503)
Prepaid expenses and other assets	840	(1,708)
Deposits	5	43
Operating lease liabilities	(134)	(278)
Trade payables and accrued liabilities	2,020	(4,384)
Net cash used in operating activities	(18,012)	(40,843)
Cash flows from investing activities
Purchases of property and equipment	(918)	(345)
Proceeds from disposal of property and equipment	80	—
Net cash used in investing activities	(838)	(345)
Cash flows from financing activities
Proceeds from the issuance of common stock	22,000	15,104
Common stock issuance costs	(1,549)	—
Proceeds from the exercise of stock options for common stock	510	76
Proceeds from the issuance of common stock through employee stock purchase plan	404	433
Debt issuance costs	(520)	(2,593)
Proceeds from the issuance of debt	10,000	25,000
Payments on finance lease liabilities	(81)	(84)
Net cash provided by financing activities	30,764	37,936
Increase (decrease) in cash, cash equivalents and restricted cash	11,914	(3,252)
Cash, cash equivalents and restricted cash, beginning of period	8,875	12,127
Cash, cash equivalents and restricted cash, end of period	$20,789	$8,875
Supplemental disclosures of cash flow information
Cash paid for interest	3,697	1,750
Cash paid for income taxes	16	18
Supplemental disclosure of noncash items
Right-of-use assets obtained in exchange for new operating lease liabilities	—	294
Right-of-use assets obtained in exchange for new finance lease liabilities	66	—
Non-cash capital expenditures included in trade payables	68	—
Fixed asset purchase through exchange of finance lease right-of-use asset	85	—
Derecognition of finance lease right-of-use asset	(85)	—

Prepaid warrant issuance costs	—	1,700
Fair value of warrants issued with OrbiMed debt	366	362
Fair value of revenue base redemption liability related to OrbiMed debt	—	507
Transfer of warrant liability to common stock upon exercise of warrant	—	12
Non-GAAP Financial Measure
To supplement the financial results presented in accordance with GAAP, TriSalus has also included in this press release non-GAAP adjusted EBITDA, which excludes from net loss, income tax expense, interest expense, interest income, change in fair value of SEPA, warrant and revenue-base redemption liabilities, change in fair value of contingent earn out liability, stock-based compensation expense and depreciation. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. TriSalus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand TriSalus’ business.
TriSalus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, TriSalus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare TriSalus’ results from period to period, and to identify operating trends in TriSalus’ business.

Supplemental Schedule of Non-GAAP Adjusted EBITDA
(unaudited, in thousands)

	Three Months Ended		Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net loss	$(9,753)	$(10,108)	$(39,227)	$(30,045)
Interest expense	1,452	1,068	5,544	3,090
Interest income	(177)	(57)	(555)	(404)
Income tax expense	—	(1)	7	6
Depreciation	126	193	626	744
EBITDA	$(8,352)	$(8,905)	$(33,605)	$(26,609)

Change in fair value of SEPA, warrant and revenue base redemption liabilities	(11)	586	4,086	2,107
Change in fair value of contingent earnout liability	5,147	830	2,743	(11,231)
Other expense, net	71	102	456	312
Stock-based compensation expense	2,197	1,697	9,131	5,441
Adjusted EBITDA	$(948)	$(5,690)	$(17,189)	$(29,980)

Contacts
For Media Inquiries:
Jeremy Feffer, Managing Director
LifeSci Advisors
917.749.1494
jferrer@lifesciadvisors.com

For Investor Inquiries:
David Patience
Chief Financial Officer
investor.relations@trisaluslifesci.com